Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statements Nos. 333-99821 and 333-45672 on Forms S-8 and No. 333-106581 on Form S-3 of Belmont Bancorp. of our report dated February 17, 2005, relating to the consolidated balance sheets of Belmont Bancorp. as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2004, which report is included in this 2004 Annual Report on Form 10-K of Belmont Bancorp.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Cleveland, Ohio

March 30, 2005